Exhibit 46



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[Washington Mutual Logo]                            [Great Western Logo]


                          Washington Mutual, Inc.
                                Merger With
                    Great Western Financial Corporation


                           The Executive Summary*


                                ISS Meeting
                                May 22, 1997
                            Updated May 30, 1997



* The following is an executive summary of certain more detailed information contained in Great Western Financial Corporation's Current Report on Form 8-K (the "Form 8-K") filed with the Securities and Exchange Commission on May 22, 1997. For further information concerning certain matters described herein see the Form 8-K.


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Why We Believe the WAMU Transaction Is Best For GWF Shareholders

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We believe:

o The WAMU transaction creates immediate as well as ongoing value for GWF shareholders (Page 2)

o       The WAMU transaction creates a premier consumer banking franchise
        (Page 3)

o The WAMU transaction represents the low risk execution alternative for GWF shareholders (Page 4)

o The Ahmanson Proposal utilizes questionable assumptions and relies on imprudent leverage (Page 5)

o That WAMU, compared to Ahmanson, has a proven track record of delivering shareholder value (Page 6)

o The pro forma combined GWF/WAMU is financially superior to a combined GWF/Ahmanson (Page 7)


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[Washington Mutual Logo]                               [Great Western Logo]




We Believe the WAMU Transaction Creates Immediate As Well As Ongoing Value for GWF Shareholders

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o       Highly accretive to earnings per share -- 56% projected 1999E accretion per GWF share

o Earnings growth improved above what GWF shareholders could expect on a stand-alone basis -- 32% 1997E-1999E pro forma EPS growth versus 11% standalone EPS growth (a)

o Capital ratios remain strong as excessive leverage is not required to produce attractive financial returns -- pro forma tangible common ratio is projected to be in excess of 5%

o Significant growth in net interest income driven by high projected loan originations at reasonable margins -- projected net loan growth of $11.0 and $11.4 billion for 1998E and 1999E at net interest margins of 1.66% and 1.72%, respectively

o WAMU has a consistent record of regular dividend increases -- 29% average annual increase since 1991 (b)

        (a) Standalone EPS growth based on First Call mean estimates as of May 6, 1997.

        (b) The historical pro forma dividend for GWF stockholders would be higher in a merger with Ahmanson ($1.06 per share) than in a merger with WAMU ($0.94 per share).


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[Washington Mutual Logo]                                [Great Western Logo]





We Believe the WAMU Transaction Creates a Premier Consumer Banking Franchise

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o       Will rank in top three in consumer deposit market share in
        California, Washington and Oregon and 5th in Florida

o Number one-ranked originator of single family mortgage loans in Washington and Oregon, and number two-ranked in California

o WAMU's proven consumer banking capabilities have produced cumula-tive average growth rates since 1993 of 7% in consumer loans, 52% in depositor fee income, 23% in retail checking accounts and 10% in total households served. These capabilities will be applied to GWF's customer base


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[Washington Mutual Logo]                                [Great Western Logo]



We Believe the WAMU Transaction Represents the Low Risk Execution
Alternative For GWF Shareholders

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o       The WAMU management team has worked together for a significant number of years (more than 14 years average tenure vs. less than 4 for Ahmanson management) and has considerably greater experience integrating large acquisitions as compared to Ahmanson's management team (Since 1990, WAMU has completed 6 acquisitions with consideration greater than 10% of its standalone market capitalization prior to each purchase compared to only 1 such acquisition for Ahmanson)

o GWF's systems are compatible with WAMU's, not with Ahmanson's. WAMU and GWF both use the Hogan system for deposit operations and Alltel for loan servicing

o WAMU will continue to use the GWF name in California, benefiting customer retention

o WAMU is a friendly transaction which we believe will result in faster and smother integration. Ahmanson is a hostile offer that has antagonized employees

o We believe a faster solution to the situation is better for shareholders, employees and customers. WAMU is on track for a closing in early July


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[Washington Mutual Logo]                               [Great Western Logo]





We Believe the Ahmanson Proposal Utilizes Questionable Assumptions and Relies On Imprudent Leverage

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o       Ahmanson's projected cost savings are $114 million or 34% greater than WAMU's, a difference that we do not believe can be supported by Ahmanson's proposed 100 additional branch closures

o Ahmanson's earnings are significantly more sensitive to achieving the stated cost savings target than are WAMU's. Based on the achievement of 50% of projected synergies, Ahmanson's 1999E EPS accretion/(dilution) would be 17 percentage points less than its pro forma base case versus 10 percentage points for WAMU

o Ahmanson's EPS forecasts depend on massive share repurchases that leave little room for error -- share repurchases plus dividends are projected to equal 178% of net income through 1999E

o Massive share repurchases will result in Ahmanson continuing to have one of the lowest consolidated tangible common equity ratios in the industry -- pro forma ranking of 92 out of 93 savings and loan holding companies (a)

o Ahmanson's intangibles will total 58% of total equity and the amortization expense will be in excess of 25% of net income available to common stock in 1998E

(a) This ratio relates to Ahmanson, which is a savings and loan holding company, and does not relate to its depository institution subsidiary. Such subsidiary is "well-capitalized" within the meaning of Office of Thrift Supervision rules and regulations, which are not applicable to savings and loan holding companies.


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[Washington Mutual Logo]                                [Great Western Logo]




We Believe that WAMU, Compared To Ahmanson, Has a Proven Track Record of Delivering Shareholder Value

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o       WAMU has consistently produced greater returns to shareholders --
        ten year total return: 24% vs. 9%

o WAMU has consistently maintained stronger asset quality and reserve coverage ratios -- NPA-to-assets: 0.93% vs. 2.06; Reserves-to-NPLs:
        110% vs. 50%

o WAMU has delivered superior growth in earnings per share and divi-dends per share -- annual dividend growth: 29% vs. 0% (a)

o WAMU has a more attractive mix of loans and deposits and is geographically more diversified -- consumer loans: 10% vs 3%; transaction + money market + savings accounts: 42% vs. 32%

o WAMU's loan originations have been growing while Ahmanson's have been declining -- 1994 to 1996 originations: 46% increase vs. 47% decrease

        (a) The historical pro forma dividend for GWF stockholders would be higher in a merger with Ahmanson ($1.06 per share) than in a merger with WAMU ($0.94 per share).


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[Washington Mutual Logo]                                [Great Western Logo]




We Believe the Pro Forma Combined GWF/WAMU Is Superior To a Combined
GWF/Ahmanson

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o       GWF shareholders, for each GWF share, will receive greater earnings and book value in a WAMU transaction than in an Ahmanson transaction (see page 8)

o A combination with WAMU will produce higher growth rates in EPS and book value than a combination with Ahmanson which should result in higher valuation multiples for WAMU (see page 8)

o Return on assets and equity are materially higher in a combination with WAMU (see page 8)

o Capital, asset quality and reserve coverage ratios are significantly stronger in a combination with WAMU (see page 8)


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[Washington Mutual Logo]                              [Great Western Logo]




We Believe the Pro Forma Combined GWF/WAMU Is Superior To a Combined
GWF/Ahmanson

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                                              WAMU               Ahmanson
                                              Transaction        Proposal

EPS

   1999E Accretion to GWF Shareholder (a)     56%                39%

   1997E-1999E Growth                         32%                22% (b)

Capital

    12/31/97E Tangible Common Equity Ratio    4.91% (c)          3.46% (b)
                                              and projected to   and projected
                                              increase           to be flat

    12/31/97E Tangible Book Value per GWF     $19.28             $12.22 (b)
     Share

    1997E-1999E Growth in Tangible Book       20%                3%(b)
    Value per Share

Returns

    1999E Return on Assets                    1.35% (c)          0.98% (b)

    1999E Return on Common Equity             23.1% (c)          11.7% (b)

Asset Quality

    NPAs/Assets @ 3/31/97                     0.94% (d)          1.35% (d)

    Reserves/NPLs @ 3/31/97                   119% (d) (e)       83% (d) (e)




(a) Relative to First Call mean estimates for 1998E. 1999E assumes 10% EPS growth over 1998E First Call mean estimate.
(b)     Based on Ahmanson's March 25, 1997 Press Release.
(c) Based on data presented in or underlying WAMU's S-4 Registration Statement dated March 13, 1997 and recent transaction-related analyst presentations. Assumes 10% annual growth rate of tangible assets, for illustrative purposes.
(d)     NPL and NPA ratios exclude restructured loans.
(e)     Reflects $100 million increase in loan loss reserves.

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[Washington Mutual Logo]                              [Great Western Logo]




GWF Per Share Deal Value -- WAMU & Ahmanson

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[Graph with two lines, one solid line for WAMU Transaction and one dotted line for Ahmanson Proposal]

[Horizontal line: date hash-marks at two-week intervals (2/18/97 - 5/29/97); Vertical line: Per GWF Share Deal Value (40.00 - 52.00)]


                             Ahmanson                        WAMU
Date                         Proposal                     Transaction

2/18                         $  47.12
2/19                            45.28
2/20                            44.10
2/21                            43.18
2/24                            44.36
2/25                            43.58
2/26                            44.10
2/27                            44.10
2/28                            43.18
3/03                            43.71
3/04                            43.44
3/05                            44.10
3/06                            42.79                     $  47.70
3/07                            44.23                        47.59
3/10                            44.49                        48.94
3/11                            43.84                        49.05
3/12                            43.31                        47.93
3/13                            42.39                        46.46
3/14                            42.26                        45.34
3/17                            47.70                        46.01
3/18                            46.80                        45.45
3/19                            47.55                        45.45
3/20                            47.40                        45.45
3/21                            47.25                        45.11
3/24                            46.95                        45.23
3/25                            46.50                        46.07
3/26                            46.65                        45.45
3/27                            44.85                        44.61
3/31                            43.65                        43.48
4/01                            44.40                        43.31
4/02                            43.65                        42.53
4/03                            43.80                        43.59
4/04                            42.45                        42.92
4/07                            42.60                        43.14
4/08                            44.55                        44.44
4/09                            44.25                        43.26
4/10                            44.70                        42.98
4/11                            42.30                        40.95
4/14                            42.30                        41.74
4/15                            44.40                        42.86
4/16                            43.95                        42.08
4/17                            43.95                        42.53
4/18                            43.20                        41.96
4/21                            42.90                        41.85
4/22                            43.20                        41.63
4/23                            43.95                        42.08
4/24                            43.65                        41.40
4/25                            42.60                        40.84
4/28                            43.65                        40.95
4/29                            44.40                        42.08
4/30                            45.75                        44.44
5/01                            45.45                        43.43
5/02                            47.40                        45.45
5/05                            47.85                        46.46
5/06                            48.90                        47.42
5/07                            47.25                        46.69
5/08                            47.70                        47.19
5/09                            47.25                        46.97
5/12                            48.00                        47.42
5/13                            48.00                        47.08
5/14                            49.20                        48.71
5/15                            49.05                        48.88
5/16                            49.65                        49.95
5/19                            49.80                        50.29
5/20                            50.00                        50.40
5/21                            49.05                        50.01
5/22                            49.50                        49.56
5/23                            48.60                        49.39
5/27                            47.55                        48.49
5/28                            47.40                        48.66
5/29                            47.40                        48.49


[Graphics: arrow pointing to Ahmanson Proposal line at coordinate (02/18/97, 47.12) with text box: 02/18/97 Ahmanson launches a hostile bid for GWF at an exchange ratio of 1.05x; arrow pointing to WAMU Transaction line at coordinate (03/06/97, 47.70) with text box: 03/06/97 WAMU announces merger agreement with GWF at an exchange ratio of 0.9x; arrow pointing to Ahmanson Proposal line at coordinate (03/17/97, 47.70) with text box:
03/17/97 Ahmanson moves to floating exchange ratio with collar (1.2x -
1.1x)]


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[Washington Mutual Logo]                               [Great Western Logo]




Exchange Ratio Analysis -- Ahmanson Proposal

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[Graph appears here. Horizontal line: Ahmanson Stock Price ($37.00 -
$50.00); Vertical line: Offer Value Per GWF Share ($44.00 - 56.00); To the right of vertical line appears a subtitle: 1.20x Exchange Ratio; followed by a vertical line: $41.67; followed by a subtitle: 1.20 to 1.10x Exchange Ratio $50 Offer; followed by a vertical line: $45.45; followed by a subtitle: 1.10x Exchange Ratio; Diagonal line from coordinates (37.00, 44.40) to (41.67, 50.00) becoming a horizontal line from coordinates (41.67, 50.00) to (45.45, 50.00) becoming a diagonal line from coordinates (45.45, 50.00) to (50.00, 55.00); graphic: arrow with text: Current Ahmanson Price pointing to coordinate (39.50, 47.40) with dashed vertical and horizontal lines from that coordinate to the horizontal and vertical axes of the graph.]


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[Washington Mutual Logo]                                [Great Western Logo]



Comparison of Upside Potential (a)


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


                         WAMU Transaction                        Ahmanson Proposal

Change In                      Exchange    Implied Value                  Exchange   Implied Value       WAMU
Stock Price           Price    Ratio       Per GWF Share     Price (c)    Ratio       Per GWF Share   Superiority
-----------           -----    -----      -------------      ---------    --------   --------------   -----------

Current (b)           $53.88   0.90x         $48.49           $39.50    1.20x            $47.40         $1.09

5% Appreciation       56.57    0.90           50.91            41.48    1.20             49.77           1.14

10% Appreciation      59.26    0.90           53.34            43.45    1.15             50.00           3.34

15% Appreciation      61.96    0.90           55.76            45.43    1.10             50.00           5.76





(a)   Reflects pre-merger values only.
(b)   As of May 29, 1997.
(c) Ahmanson's exchange offer ratio would be fixed based upon the average closing price of Ahmanson stock for the 20 trading days prior to the third trading day prior to the expiration of its exchange offer, or in the event of a merger with Great Western, the 20 trading days prior to the receipt of OTS approval. Shown figures assume the average closing price for the 20 day period was equal to the closing price on that date.


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[Washington Mutual Logo]                             [Great Western Logo]